EXHIBIT 10.2


                              CONSULTING AGREEMENT


         This Consulting Agreement, dated as of December 15, 1998 ("Agreement"), by and between Sunburst Acquisitions, Inc., a Colorado corporation ("Company"), and Robert Jeffcock ("Consultant").

                                   WITNESSETH:

         WHEREAS, Consultant previously introduced the Company to Invu, Plc, a company organized under the laws of the Isle of Man ("Invu"), which introduction resulted in a successful reverse acquisition of Invu by the Company;

         WHEREAS, Consultant has knowledge and expertise which the Company desires to retain for purposes of facilitating (i) a public offering of the Company's Common Stock, no par value (the "Company Common Stock"), (ii) the listing of the Company Common Stock on certain United States and European securities exchanges, (iii) the sale of the Company Common Stock to potential investors, (iv) the solicitation of business and sales opportunities for the Company, including potential joint ventures; and (v) the achievement of any other such objectives or pursuit of any other such opportunities that the Company may choose, provided that the Consultant's assistance in the pursuit of such other opportunities and objectives shall be mutually agreeable to Company and Consultant;

         WHEREAS, Consultant is willing to perform services for the Company and its affiliates consistent with the foregoing; and

         WHEREAS, the Board of Directors of the Company has determined that if Consultant performs his duties under this Agreement and his engagement hereunder is not terminated, the Company shall receive a value equal to or in excess of the shares of Company Common Stock to be granted to the Consultant under this Agreement.

         NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the covenants and agreements set forth herein, the receipt and sufficiency of which are acknowledged by the execution and delivery hereof, the parties hereto agree as follows:

         1. Appointment. Company appoints Consultant and Consultant accepts such appointment and undertakes to advise and consult with Company and its affiliates upon the terms and conditions set forth in this Agreement. For purposes of this Agreement, the term "Company" refers to Sunburst Acquisitions, Inc. and such affiliates.

         2.       Duties of Consultant.

                  2.1 General Duties. Consultant's duties and obligations hereunder shall include: (a) recommending and negotiating with an investment bank to (i) underwrite a public offering of the Company Common Stock to raise approximately $4,000,000 by March 31, 2000 (the "Public Offering"), (ii) facilitate the listing of the Company Common Stock on the Nasdaq Small Capital Market, and (iii) assist the Company in preparing applicable securities filings;



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         (b) acting as liaison  between the investment bank selected and Company securities counsel, (c) providing introductions to potential investors in the Company Common Stock; (d) once the Company Common Stock has been admitted to trade on the Nasdaq Small Capital Market, obtaining a dual listing for the Company Common Stock on either EASDAQ or the Euro NM;
         (e) soliciting business and sales opportunities for the Company, including potential joint ventures; (f) reporting to Company, as reasonably needed, to fulfill Consultant's obligations regarding the rendition of his consulting services; (g) performing such reasonable duties at such times and in such manner as shall be mutually agreeable to Company and Consultant, although at all times Consultant will retain control over how such services are performed; and (h) observing and complying with all lawful resolutions, regulations and directions from time to time made or given by Company as long as such resolutions, regulations and directions do not interfere with the manner in which Consultant performs his duties.

                  2.2 Relationship of the Parties. In performing his services under this Agreement, Consultant shall be an independent contractor and, as between Company and Consultant, none of Company or its affiliates shall be responsible for withholding, collection or payment of income taxes or for other taxes of any nature on behalf of Consultant or any agent of Consultant. Nothing contained in this Agreement shall make Consultant the agent, employee, joint venturer or partner of Company or provide Consultant with the power or authority to bind Company to any contract, agreement or arrangement with any individual or entity except with the prior written approval of such entities.

                  2.3 Time Commitment. Consultant shall devote no less than an average of three days per week to consulting activities performed on behalf of the Company for the Term of this Agreement, unless otherwise agreed in writing by the Company and the Consultant.

         3. Nondisclosure and Confidentiality; Purchase or Sale of Securities. Consultant understands that he has been exposed to, or may be exposed to confidential information and trade secrets of Company, including, without limitation, trade secrets, methods of operation, techniques, designs, processes, technologies, compilations of information, past, present and prospective customer lists, records, and specifications that are owned and commercially beneficial to Company, including any compilation of various trade secrets or data derived from such information (collectively, "Confidential Information"), and that maintenance by Company of its proprietary Confidential Information to the fullest extent possible is extremely important. Accordingly, Consultant covenants that except pursuant to the fulfillment of Consultant's duties under
Section 2.1 of this Agreement or with the prior written consent of Company, he shall at all times keep confidential and not divulge, furnish or make accessible to anyone (except Company's authorized representatives), any Confidential Information to which Consultant has been or shall become privy relating to the business of Company or any of its affiliates, and that, similarly, Consultant will not use such information for the benefit of any person or entity other than Company at any time. The provisions of this Section 3 shall not apply to any information to the extent (i) it is or shall become generally known to the public, (ii) Consultant is required by law to disclose such information to any person, or (iii) that agents of Consultant need such information to assist Consultant with the performance of his duties hereunder. With respect to clause
(iii), however, Consultant agrees to indemnify Company to the extent any agent of Consultant violates any provision contained in this



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Section 3. Upon  termination of Consultant's  appointment for any reason,  or if earlier required by Company, Consultant agrees to return to Company all copies of any documents or items (in any media, including, without limitation, electronic storage media) previously provided to Consultant and/or its agents containing any Confidential Information. Consultant will not purchase or sell Company Common Stock while in possession of Confidential Information, except that Consultant may exercise his right to purchase Company Common Stock pursuant to the exercise of Warrants which may be granted to him under the provisions of
Section 6.1 of this Agreement.

         4.       Noncompetition; Nonsolicitation.

                  (a) Consultant agrees that prior to the termination of this Agreement and for a period of twenty-four (24) months after the termination of this Agreement for whatever reason, Consultant shall not, without the prior written consent of Company, directly or indirectly engage in, manage, operate, join, control, or participate in the ownership, management, operation, or control of, or be employed or engaged or act as a consultant to in any manner by, any business competing in the Same or Similar Business as Company.

                  (b) Consultant further agrees that prior to the termination of this Agreement and for a period of twenty-four (24) months after the termination of this Agreement for whatever reason, not to solicit, hire, influence or attempt to influence any employee of Company to terminate his/her employment or other contractual relationship with Company for any reason including, without limitation, working for a competitor. Additionally, Consultant agrees that during the same time period Consultant will not directly or indirectly attempt to solicit or conduct business with any person or entity that is a client, customer or active prospect of Company at the time of the termination of this Agreement if such business would be in competition with Company's business. The terms "client," "customer" and "active prospect" include, but are not limited to, any person or entity solicited or contacted by Consultant or Company or any person or entity to whom services have been rendered by Consultant or Company directly or indirectly during the twenty-four (24) years preceding the termination of this Agreement.

                  (c) For purposes of this Section 4, the "Same or Similar Business" as Company shall be defined as the information and document management software business in the United Kingdom and the United States of America; provided, however, that ownership of less than five percent (5%) of any class of stock registered under the Securities Exchange Act of 1934, as amended, shall not, in and of itself, constitute a violation of this Section 4.

                  (d) Consultant has carefully read and considered the provisions of this Section 4 and, having done so, agrees that the restrictions set forth in this Section contain reasonable limitations as to time, geographical area, scope of activity to be restrained, and do not impose a greater restraint than is necessary to protect the goodwill or other legitimate business interests of Company. Consultant further understands and agrees that, if at some later date, a court of competent jurisdiction determines that the scope, duration or geographic area of any covenant set forth in this Section 4 is overbroad or unenforceable for any reason, these covenants shall be reformed by the court and enforced to the maximum extent permissible under applicable law.




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                  (e) If Consultant violates any restrictive  covenant contained in this Section 4, then the term of such restrictive covenant will be extended by adding to it the number of days that Consultant's violation continues.

         5. Term. The services of Consultant under this Agreement shall have commenced on December 15, 1998 (the "Commencement Date") and shall continue thereafter until December 15, 2000, unless earlier terminated as provided in this Agreement (the "Term"). The provisions of Section 3 and Section 4 shall survive the termination of this Agreement.

         6.       Compensation.

                  6.1 Compensation. As compensation for the consulting services provided under this Agreement, Company shall transfer to Consultant (i) 50,000 shares of Company Common Stock on May 1, 1999 and, (ii) if this Agreement is not earlier terminated, an additional 50,000 shares of Company Common Stock on October 1, 1999. If, during the term of this Agreement, through the efforts of the Consultant, the Company enters into an Underwriting Agreement with respect to the Public Offering, he will receive Warrants to purchase 200,000 shares of Company Common Stock at an exercise price of $0.50.

                  6.2 Expenses. Company shall reimburse Consultant for all reasonable and ordinary out-of-pocket business expenses Consultant reasonably incurs in the performance of his duties under this Agreement. Consultant will receive the written approval of the President of Company for any related expenses in excess of $200.

         7. Termination. This Agreement may be terminated for cause by the Company at any time.

         8. Assignment. Neither party hereto may assign, without the other party's prior written consent, this Agreement, or any right or obligation hereunder, and any and all assignments without such prior written consent shall be null and void.

         9.       Miscellaneous.

                  9.1 Notices. Any notice to be given hereunder is to be given in writing by either party to the other and delivered or sent by prepaid airmail post or facsimile transmission addressed to the address or the addresses set forth opposite each party's name below or such other address as may be notified by one party to the other for such purposes and shall be deemed to be served in the case of airmail post three days after posting and in the case of facsimile transmission immediately upon successful transmission.

                  9.2 Headings; Pronouns. The headings of the paragraphs of this Agreement are for convenience of reference only and are not to be considered and construed in this Agreement. When the context so requires in this Agreement, the masculine gender includes the feminine and neuter, and the singular number includes the plural, and vice versa.




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                  9.3 Severability.  Whenever  possible,  each provision of this
Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

                  9.4 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of England and the parties agree to submit themselves to the jurisdiction of England.

                  9.5 Counterparts. This Agreement may be executed in multiple counterparts, all of which shall be deemed originals, but which counterparts shall constitute one and the same instrument.

                  9.6 Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. Whenever a reference to any party is made herein, such reference shall be deemed to include a reference to the heirs, executors, legal representatives, successors and assigns of such party.

                  9.7 Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof. No variations, modifications or changes herein or hereof shall be binding upon any party unless set forth in a document duly executed by or on behalf of such party.

                  9.8 Amendments. This Agreement may not be modified, altered, amended, waived or terminated orally, unless in writing signed by the parties hereto.




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         IN WITNESS WHEREOF,  the parties have executed this Agreement as of the day and date above first written.

                                          CONSULTANT:



                                          /s/ Robert Jeffcock
ADDRESS:                                  --------------------------------------
Apt. B42                                  Robert Jeffcock
Roc Fleuri
1 Rue Du Tenao
MC 98000 Monaco

                                          COMPANY:

                                          SUNBURST ACQUISITIONS, INC.
ADDRESS:
The Beren, Blisworth Hill Farm
Stoke Road                                By:
Blisworth, Northamptonshire NN7 3DB          -----------------------------------
United Kingdom                            Name:
Fax:  011 44 1604 859902                       ---------------------------------



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